EXHIBIT 99.1

           WaveRider Communications Inc. to receive $1.5M in financing
            - Additional cash to support WaveRider's customer growth
                   and new product development activities --

TORONTO, July 15, 2003 - WaveRider Communications Inc. (OTCBB: WAVC), the leader in non-line-of-sight wireless broadband technology and deployments, today announced it has completed the private placement of (U.S.) $1.6 million of convertible debenture financing. The financing will provide net proceeds of approximately (U.S.) $1.5 million in cash to support WaveRider's customer growth and new product development activities.

The financing follows WaveRider's recent acquisition of Avendo Wireless, which provided WaveRider with new patent-pending technologies for future enhancements to its non-line-of-sight wireless broadband products families, as well as approximately $1 million in cash.

"We believe this debenture financing, as well as the assets acquired through the acquisition of Avendo Wireless, will help WaveRider enhance our existing technologies, and add new products that will help our customers deliver wireless broadband services to more and more subscribers," said Bruce Sinclair, Chief Executive Officer, WaveRider Communications Inc. "We expect that this financing, coupled with the growth of our customer base, further strengthens WaveRider's ability to continue its leadership in the non-line-of-sight wireless broadband market."

The world leader in fixed wireless Non-Line-of-Sight Technology

WaveRider's Last Mile Solution(R) (LMS) is the world's first fixed wireless broadband product to deliver true non-line-of-sight Internet connections in the license-exempt spectrum. WaveRider's LMS is distinguished in the non-line-of-sight category by its user-installed indoor antenna, which enables broadband connections through buildings, tree canopies and other line-of-sight barriers.

About WaveRider Communications Inc.

WaveRider Communications Inc. (www.waverider.com) is a leading global provider of fixed wireless Internet access products. WaveRider's Last Mile Solution(R) and NCL product families include license-exempt non-line-of-sight wireless systems that connect businesses and residential subscribers to the Internet. WaveRider is traded on the OTC Bulletin Board, under the symbol WAVC.